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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A ( the "Registration Statement" ) of our reports dated June 9, 1997, relating to the financial statements and financial highlights appearing in the April 30, 1997 Annual Reports to the Shareholders of TJ Core Equity Portfolio, Jacobs International Octagon Portfolio, IRC Enhanced Index Portfolio, BHM&S Total Return Bond Portfolio, Newbold's Equity Portfolio, MJI International Equity Portfolio and Chicago Asset Management Company Portfolios, which appear in such Statements of Additional Information, and to the incorporation by reference of our reports into the Prospectuses which constitute parts of this Registration Statement.

We also consent to the use in the Statement of Additional Information of our report dated May 12, 1997, relating to the financial statements and financial highlights for the year ended March 31, 1997, appearing in the March 31, 1997 Annual report to the Shareholders of FPA Crescent Portfolio, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus.

We also consent to the references to us under the headings "Financial Statements" in such Statements of Additional Information and to the references to us under the headings "Financial Highlights", "Accountants" and "Reports" in such Prospectuses.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
July 7, 1997